Filed Pursuant to Rule 433

Registration No. 333-226056-02

Florida Power & Light Company

Pricing Term Sheet

March 21, 2019

Issuer:	Florida Power & Light Company
Designation:	Floating Rate Notes, Series due March 27, 2069
Registration Format:	SEC Registered
Principal Amount:	$42,720,000
Date of Maturity:	March 27, 2069
Interest Payment Dates:	Quarterly in arrears on March 27, June 27, September 27 and December 27 of each year, beginning June 27, 2019
Coupon Rate:	Floating rate based on the Three-Month LIBOR Rate minus 0.30%; reset quarterly on each March 27, June 27, September 27 and December 27 of each year, beginning June 27, 2019. The coupon rate shall not be less than 0.00%. The coupon rate that will be in effect on the Settlement Date will be determined on March 25, 2019.
Price to Public:	100% of the principal amount thereof
Trade Date:	March 21, 2019
Settlement Date:*	March 27, 2019
Call Provision:	On or after March 27, 2049, the Notes may be redeemed at any time or from time to time, at the option of the Company, in whole or in part, in amounts of $1,000 or any multiple of $1,000 at the following redemption prices (in each case, expressed as a percentage of the principal amount, together with any accrued and unpaid interest thereon to but excluding the redemption date), if redeemed during the six-month periods beginning on March 27 or September 27 of any of the following years:

Redemption Date	Price
March 27, 2049	105.00%
September 27, 2049	105.00%
March 27, 2050	104.50%
September 27, 2050	104.50%
March 27, 2051	104.00%
September 27, 2051	104.00%
March 27, 2052	103.50%
September 27, 2052	103.50%
March 27, 2053	103.00%
September 27, 2053	103.00%
March 27, 2054	102.50%
September 27, 2054	102.50%
March 27, 2055	102.00%
September 27, 2055	102.00%
March 27, 2056	101.50%
September 27, 2056	101.50%
March 27, 2057	101.00%
September 27, 2057	101.00%
March 27, 2058	100.50%
September 27, 2058	100.50%
March 27, 2059 and thereafter	100.00%

Put Provision:	The Notes will be repayable at the option of a holder, in whole or in part, on at least 30 days’ but not more than 60 days’ notice on the following dates and at the following prices (in each case, expressed as a percentage of the principal amount, together with any accrued and unpaid interest thereon to but excluding the repayment date):

Repayment Date	Price
March 27, 2020	98.00%
September 27, 2020	98.00%
March 27, 2021	98.00%
September 27, 2021	98.00%
March 27, 2022	98.00%
September 27, 2022	98.00%
March 27, 2023	98.00%
September 27, 2023	98.00%
March 27, 2024	98.00%
September 27, 2024	99.00%
March 27, 2025	99.00%
September 27, 2025	99.00%
March 27, 2026	99.00%
September 27, 2026	99.00%
March 27, 2027	99.00%
September 27, 2027	99.00%
March 27, 2028	99.00%
September 27, 2028	99.00%
March 27, 2029	99.00%
September 27, 2029	99.00%
March 27, 2030 and on March 27 of every second year thereafter, through and including March 27, 2066	100.00%

CUSIP / ISIN Number: 341081 FV4/ US341081FV40

Expected Credit Ratings:**

Moody’s Investors Service Inc.	“A1” (stable)
S&P Global Ratings	“A-” (stable)

2

Joint Book-Running Managers:

   UBS Securities LLC

   RBC Capital Markets, LLC

   J.P. Morgan Securities LLC

   Deutsche Bank Securities Inc.

   Morgan Stanley & Co. LLC

   Merrill Lynch, Pierce, Fenner & Smith
                        Incorporated

___________________

*  It is expected that delivery of the Floating Rate Notes will be made against payment therefor on or about March 27, 2019, which will be the fourth business day following the date of pricing of the Floating Rate Notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, by virtue of the fact that the Floating Rate Notes initially will settle in T+4, purchasers who wish to trade the Floating Rate Notes on the date of pricing of the Floating Rate Notes or on the next succeeding business day should specify an extended settlement cycle at the time they enter into any such trade to prevent failed settlement and should consult their own advisors.

** A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The term “Three-Month LIBOR Rate” has the meaning ascribed to that term in the Issuer’s Preliminary Prospectus Supplement, dated March 18, 2019.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling UBS Securities LLC toll-free at 1-888-827-7275; RBC Capital Markets, LLC toll-free at 1-866-375-6829; J.P. Morgan Securities LLC collect at 1-212-834-4533; Deutsche Bank Securities Inc. toll-free at 1-800-503-4611; Morgan Stanley & Co. LLC toll-free at 1-866-718-1649; and Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.

3